EMPLOYMENT CONTRACT

This Agreement is entered into this 27th of July 2000, effective as of September 1, 2000 by and between Instructivision Inc. (the Company), a
New Jersey Corporation, located at 3 Regent Street, Livingston, NJ 07039, and Rosemary Comras, 8 Varick Way, Roseland, New Jersey 07068 (the Employee). WITNESSETH
WHEREAS the Company wishes to employ Employee as President and Chairperson of the Board of Directors, and WHEREAS Employee accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the Company and Employee agree as follows:
1. Employment duties.
Employee's duties shall consist of overall operating responsibility for the Company's business, subject to the direction of the Board of Directors. Employee shall serve the Company faithfully and to the best of her ability and devote her full time, attention and efforts to the business and affairs of the Company during the terms of the Agreement.
2. Terms of employment.
The term of the Employee's employment under this agreement (the Term) shall commence on the date determined above, for a period of three (3) years.
3. Compensation
As compensation for the services to be rendered pursuant to this Agreement, the Company agrees to pay Employee during the Term the following:
A. A base salary of $85,000 per annum in the first year of this Agreement, increased annually after the first year at the rate of three (3) percent per annum thereafter.
B. In addition, Employee shall receive annually a bonus of 2.5% of the Company's net profit before taxes, as of September 30, from the Company.
The bonus shall be payable on January 31st of the next year.
Additional benefits:
C. Employee shall be entitled to three weeks paid vacation during each 12 months' period and be entitled to accrue any unused vacation days.
D. Employee shall be entitled to all legal holidays and sick days available to the Company's full time employees.
E. The Company shall reimburse Employee for all health insurance premiums paid for the policy selected by Employee, including any income taxes attributable to the premium payment reimbursement.
F. The Company shall reimburse Employee for all reasonable business expenses incurred by Employee upon the submission of expense statements or vouchers.
4. Termination of employment.
This employment agreement may only be terminated upon the following grounds:
a) Mutual consent of the parties,
b) Death of Employee,
c) Conviction of a crime against the Company by Employee, or
d) Permanent disability of Employee which renders her unable to perform her duties to the Company.
5. Compensation upon termination.
Employee shall be entitled to receive the following in the event of ter-mination of her employment (except in the event of a termination as a result of a commission of a crime).

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A. The greater of (a) the unpaid balance of any base salary due Employee under this Agreement or (b) the sum of $150,000; and
B. The payment of the bonus for the remainder of the term of the contract which bonus shall be paid annually.
6. Restrictive Covenant:
A. Confidentiality: Employee agrees that all the information received by her in connection with her employment at the Company will be kept confidential for a term of one year from the date of termination.
B. Covenant not to compete: Employee will not act either as an employee, agent, partner, principal, independent contractor, owner, consultant or otherwise in any business which is in direct competition with the Company for a term of one year from the date of termination.
C. Surrender of records and property: Upon termination of her employment with the Company Employee shall deliver promptly to the Company all records, manuals, books, manuscripts, publishing proposals from authors or employees, notes and documents which are the property of the Company, and all other property, trade secdrets, and confidential information of the Company, which are in her possession or under her control.
7. Indemnification.
The Company shall indemnify and hold Employee harmless against losses, damages, liabilities, costs and expenses (including without limitation, interest, penalties and reasonable attorney's fees) incurred or sustained by Employee in any action, suit or proceeding to which she may be a party by reason of her being an employee, officer or director of the Company or any subsidiary or affiliate of the Company.
8. Notices.
All notices, requests, consents and other communications required or per-mitted to be given hereunder, shall be in writing and shall be deemed to have been given if delivered personally or mailed first class, by registered or certified mail.
9. Governing law.
This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdisction in Essex County in the State of New Jersey.
10 Entire Agreement.
This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements, and understandings, written or oral relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in the Agreement and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.
This Agreement and Employee's right, other than the right to receive payment hereunder, may not be assigned by Employee. The Company may assign its rights, together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets. In any event, the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, con-solidation or acquisition of all or substantially all of its business or assets.

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This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants herof may be waived only by a written instrument executed by both of the parties hereto, or in the case of a waiver by the party waving compliance. Failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a latter time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to or be construed as a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agrement as of the date first above written.
Dated this 15th day of September 2000.
                             The Board of Directors
s/Rosemary Comras            s/Marcus Ruger
                             s/H.Dale Spaulding
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